Exhibit 99.1

Altimmune Mourns Passing of Chief Financial Officer, Richard Eisenstadt

GAITHERSBURG, MD – June 26, 2024 – Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced that Richard Eisenstadt, the Company’s Chief Financial Officer, passed away unexpectedly on Monday, June 24, 2024.

“We are all shocked and saddened by Rich’s passing. On behalf of everyone at Altimmune, I extend our heartfelt condolences to his family during this difficult time,” said Vipin K. Garg, Ph.D., President and Chief Executive Officer of Altimmune. “Rich was not only a brilliant and dedicated leader, but a close friend who brought a sense of wit and joy to our workplace that will be dearly missed by all who had the privilege of working with him.  His unique blend of hard work and humor, along with his immeasurable contributions to our Company will continue to inspire us.”

Mr. Eisenstadt’s duties have been assumed and are being performed by Altimmune’s finance and accounting team until his replacement is named.  The company has initiated a search for his replacement.

About Altimmune

Altimmune is a clinical-stage biopharmaceutical company focused on developing innovative next-generation peptide-based therapeutics. The Company is developing pemvidutide, a GLP-1/glucagon dual receptor agonist for the treatment of obesity and MASH. For more information, please visit www.altimmune.com.

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Company Contact:

Vipin Garg
President and Chief Executive Officer
Phone: 240-654-1450
ir@altimmune.com

Investor Contact:

Lee Roth Burns McClellan
Phone: 646-382-3403
lroth@burnsmc.com

Julia Weilman Burns McClellan
Phone: 646-732-4443
jweilman@burnsmc.com

Media Contact:

Danielle Cantey
Inizio Evoke, Biotech
Phone: 619-826-4657
Danielle.cantey@inizioevoke.com